Exhibit 99.1

NEWS RELEASE
AMERICAN OIL & GAS REPORTS 3RD QUARTER
2009 FINANCIAL RESULTS
DENVER, November 9, 2009 — American Oil & Gas, Inc. (NYSE Amex: AEZ) reports a net loss to common stockholders of $3,400,573 (loss of seven cents per share, basic and diluted) for the quarter ended September 30, 2009, as compared to net loss to common stockholders of $12,780,287 (loss of 27 cents per share, basic and diluted) for the quarter ended September 30, 2008. For the nine-month periods ended September 30, 2009 and 2008, American reports a net loss to common stockholders $8,892,054 (loss of 18 cents per share, basic and diluted) and a net loss to common stockholders of $15,045,806 (loss of 32 cents per share, basic and diluted), respectively. The loss in the prior three and nine-month periods ended September 30, 2008 includes a non-cash impairment of oil and gas properties of $18.8 million.
During the quarter ended September 30, 2009, American sold 4,877 barrels of oil at $59.17 per barrel and 49,949 mcf of natural gas at $3.48 per mcf for total revenues of $462,553. For the corresponding quarter ended September 30, 2008, American sold 5,609 barrels of oil at $108.83 per barrel and 53,783 mcf of natural gas at $10.21 per mcf for total oil and gas revenues of $1,159,621. Lease operating expenses, including production taxes, for the quarters ended September 30, 2009 and 2008 were $278,429 and $475,382, respectively. Depreciation, depletion and amortization expense of oil and gas properties was $212,000 for the current quarter and $337,000 for the corresponding prior year quarter.
During the nine-month period ended September 30, 2009, American sold 14,056 barrels of oil at $46.87 per barrel and 183,386 mcf of natural gas at $3.42 per mcf for total oil and gas revenues of $1,285,705. For the corresponding nine-month period ended September 30, 2008, American sold 13,503 barrels of oil at $104.97 per barrel and 117,711 mcf of natural gas at $10.09 per mcf for total oil and gas revenues of $2,604,786. Lease operating expenses, including production taxes, for the nine-month period September 30, 2009 and 2008 were $848,354 and $1,025,987, respectively. Depreciation, depletion and amortization expense of oil and gas properties was $546,000 for the current nine-month period and $1,047,000 for the prior year nine-month period.
For the quarters ended September 30, 2009 and 2008, American’s general and administrative expenses were $1,198,188 and $768,780, respectively. The approximate $429,000 increase is largely attributable to $79,000 in increased share-based compensation, $140,000 in increased other personnel related costs, a reduction of $60,000 in capitalized land administration costs, $48,000 in increased rent expense and a $69,000 allowance for bad debts. For the nine-month period ended September 30, 2009 and 2008, American’s general and administrative expenses were $4,242,539 and $3,260,093, respectively. The $982,000 increase is largely attributable to approximately $500,000 paid for third-party financial advisory services, $475,000 in additional staffing and general salary and bonus adjustments, and an increase in share-based compensation of $160,000.
At September 30, 2009, American had $16.6 million in working capital which includes $15.9 million in cash and short-term investments, total assets of $56.2 million, a long term asset retirement obligation of $412,000, no long term debt and stockholders’ equity of $54.6 million. There are currently 48,307,399 common shares outstanding.

For the nine-month period ended September 30, 2009, American’s cash used by operating activities was $3.1 million and cash used for investing activities was $7.2 million. Of the cash used in investing activities, American generated $2.6 million from the redemption at par value of auction rate securities and expended $9.7 million for drilling the Sims 7-25 well at Fetter, leasing and preliminary field work at the Bigfoot project, acquisition of additional working interests at the Goliath project, other Fetter field activities and various land costs. American had no cash provided by or used in financing activities.
Pat O’Brien, CEO of American, provided the following comments regarding American’s third quarter operations:
“During the third quarter, we finalized an agreement in our Fetter project for an outside industry service provider to pay for 100% of the costs to re-complete up to five existing wells into the Niobrara formation. The first re-completion is underway with a fracture stimulation of the Hageman 11-22 well. We expect subsequent re-completions to occur periodically over the next few months. Our goal of creating a commercially successful developmental drilling program at Fetter remains in focus, and we remain confident that by combining commingled production from the Frontier and Niobrara formations with decreased drilling costs, we can establish commercial production in our Fetter project, even at lower commodity process.
“Within our Bakken and Three Forks focused Goliath area, we have increased our position to approximately 70,000 net acres and expect to close shortly on acquisitions of an additional 6,200 net acres. We have two drill sites permitted and expect to begin drilling on one of those sites before year-end. We plan to bring in an industry participant to pay for all or a substantial portion of one or more wells in return for an ownership interest at Goliath.”
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Selected Financial and	Three Months Ended		Nine Months Ended
Operating Data	9/30/09	9/30/08	9/30/09	9/30/08
CASH FLOW RECAP:
Net cash (used) by operating activities	$(482,666)	$(175,221)	$(3,057,074)	$(1,118,277)
Net cash (used)/provided for investing	$(285,934)	$(2,971,049)	$(7,214,875)	$1,648,032
Net cash provided by financing activities	$—	$2,381,638	$—	$2,381,638

FINANCIAL RECAP:
Revenues	$462,553	$1,159,621	$1,285,705	$2,604,786
Net loss to common stockholders	$(3,400,573)	$(12,780,28)	$(8,892,054)	$(15,045,806)
Net loss per common share- basic and	$(0.07)	$(0.27)	$(0.18)	$(0.32)

OPERATING DATA:
Net oil production (Bbl)	4,877	5,609	14,056	13,503
Oil revenues	$288,567	$610,437	$658,759	$1,417,403
Average oil price per Bbl	$59.17	$108.83	$46.87	$104.97

Net gas production (Mcf)	49,949	53,783	183,386	117,711
Natural gas revenues	$173,986	$549,184	$626,946	$1,187,383
Average gas price per Mcf	$3.48	$10.21	$3.42	$10.09

Barrels of oil equivalent sold (“BOE”)	13,202	14,573	44,620	33,122

Lease operating and production taxes	$278,429	$475,382	$848,354	$1,025,987
LOE and production taxes per BOE	$21.09	$32.62	$19.01	$30.98

Depreciation, depletion and amortization-oil and gas properties	$212,000	$337,000	$546,000	$1,047,000
DD&A per BOE	$16.06	$23.13	$12.24	$31.61

Investment income	$9,632	$73,329	$47,949	$446,560
Impairment expense — oil and gas assets	$1,850,000	$18,840,000	$3,950,000	$18,840,000
Loss on sale of securities	$—	$—	$—	$369,172
General and administrative expenses	$1,198,188	$768,780	$4,242,539	$3,260,093

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184